Exhibit 3.2

FedEx Corporation AMENDED AND RESTATED BYLAWS Adopted and Effective as of March ~~7, 2016~~13, 2017

TABLE OF CONTENTS

ARTICLE I.	OFFICES	1
1	Registered Office and Agent	1
2	Other Offices	1

ARTICLE II.	MEETINGS OF STOCKHOLDERS	1
1	Place of Meetings	1
2	Annual Meeting	1
3	Notice of Annual Meeting	1
4	List of Stockholders Entitled to Vote	1
5	Special Meetings	2
6	Notice of Special Meeting	5
7	Quorum; Adjournment of Meetings	5
8	Required Vote	~~5~~6
9	Voting; Proxies	6
10	Conduct of Meeting	6
11	Action Without a Meeting	6
12	Stockholder Business at Annual Meeting	6
13	Nomination of Directors at Annual Meeting	8
14	Nominations of Directors Included in the Corporation’s Proxy Materials	9
15	Additional Requirements for Stockholder Business or Stockholder Nominations at Annual Meeting	~~17~~18

ARTICLE III.	DIRECTORS	~~18~~19
1	Number, Election and Term of Directors	~~18~~19
2	Newly Created Directorships and Vacancies	19
3	Powers	~~19~~20
4	Place of Meetings; Minutes	~~19~~20
5	Regular Meetings	~~19~~20
6	Special Meetings	~~19~~20
7	Quorum; Required Vote; Adjournment	20
8	Action Without a Meeting	20
9	Board Committees	20
10	Committee Authority	~~20~~21
11	Committee Procedure and Meetings	~~20~~21
12	Compensation	21
13	Stockholder Rights Plans	21

ARTICLE IV.	NOTICES	~~21~~22
1	Method	~~21~~22
2	Waiver	~~21~~22

ARTICLE V.	OFFICERS	22
1	Titles; Election; Term of Office	22
2	Removal	22
3	Vacancies	22
4	Powers and Duties	~~22~~23
5	Compensation	~~22~~23

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ARTICLE VI.	INDEMNIFICATION	~~22~~23
1	Rights to Indemnification and Advancement of Expenses	~~22~~23
2	Non-Exclusivity of Rights	23
3	Claims	~~23~~24
4	Nature of Rights	~~23~~24

ARTICLE VII.	MISCELLANEOUS PROVISIONS	24
1	Shares of Stock	24
2	Stock Certificates	24
3	Lost, Stolen or Destroyed Certificates	24
4	Record Date	24
5	Registered Stockholders	~~24~~25
6	Dividends	~~24~~25
7	Fiscal Year	25
8	Seal	25
9	Resignations	25
10	Forum for Adjudication of Disputes	25
11	Invalid Provisions	~~25~~26
12	Headings	~~25~~26

ARTICLE VIII.	AMENDMENTS	~~25~~26

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FedEx Corporation

AMENDED AND RESTATED BYLAWS

ARTICLE I. OFFICES

Section 1. Registered Office and Agent. The registered office and registered agent of the corporation in the State of Delaware shall be as designated from time to time by the appropriate filing by the corporation in the office of the Secretary of State of the State of Delaware.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or as the business of the corporation may require.

ARTICLE II. MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The board of directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with the General Corporation Law of the State of Delaware.

Section 2. Annual Meeting. An annual meeting of stockholders shall be held on such date and at such time as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. At each annual meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors.

Section 3. Notice of Annual Meeting. ~~Written~~Unless otherwise provided by law, the certificate of incorporation or these bylaws, written notice of the annual meeting stating the place (if any), date and time of the meeting and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 4. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chairman of the board and chief executive officer and shall be called by the chairman of the board and chief executive officer or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously called pursuant to this paragraph by the chairman of the board and chief executive officer or at the request of the board of directors.

In addition, special meetings of the stockholders shall be called by the chairman of the board and chief executive officer or the secretary following receipt by the secretary of a written request for a special meeting of stockholders (a “Special Meeting Request”) from the holders of shares representing at least 20% of the outstanding shares of the corporation entitled to vote (the “Requisite Holders”) if such Special Meeting Request complies with the requirements set forth in this Section and all other requirements of this Section are met. However, notwithstanding the foregoing or any other provision in this Section, outstanding shares of the corporation that are subject to Hedging Transactions (as defined in Section 12 of this Article II) shall not under any circumstance be included toward the required 20% threshold, and thus, stockholders owning stock of the corporation that is subject to Hedging Transactions shall not be considered Requisite Holders with respect to such stock. The board of directors shall determine, in its sole discretion, whether all such requirements of this Section have been satisfied, and such determination shall be binding on the corporation and its stockholders.

If a Special Meeting Request complies with this Section, the board of directors shall determine the record date (in accordance with Section 4 of Article VII herein), place (if any), date and time of the special meeting of stockholders requested in such Special Meeting Request; provided, however, that the date of any such special meeting shall not be more than 90 days after the secretary’s receipt of the properly submitted Special Meeting Request. Notwithstanding the foregoing, the board of directors may (in lieu of calling the special meeting of stockholders requested in such Special Meeting Request) present an identical or substantially similar item (as determined in good faith by the board of directors, a “Similar Item”) for stockholder approval at any other meeting of stockholders that is held no more than 90 days after the secretary receives such Special Meeting Request. The nomination, election, or removal of directors shall always be deemed a “Similar Item” with respect to all items of business involving the nomination, election, or removal of directors, changing the size of the board of directors and filling of vacancies or newly created directorships resulting from any increase in the authorized number of directors.

A Special Meeting Request must be delivered by hand, by registered U.S. mail (return receipt requested), or by courier service to the attention of the secretary at the principal executive offices of the corporation. A Special Meeting Request shall only be valid if it is signed and dated by each of the Requisite Holders (or their duly authorized agents) and if such request includes:

(a)	a statement of the specific purpose or purposes of the special meeting of stockholders, the matter or matters proposed to be acted on at the special meeting of stockholders, and the reasons for conducting such business at the special meeting of stockholders;

(b)	a statement of any material interest of each such Requisite Holder and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made in the business proposed to be conducted at the special meeting of stockholders;

(c)	the text of any business, proposed resolution or amendment to the bylaws, certificate of incorporation, or any other corporate document to be considered at the special meeting of stockholders;

(d)	any other information which may be required pursuant to these bylaws, including but not limited to such information, if applicable, which shall be set forth in a stockholder’s notice required by Section 12, 13 or 15 of this Article II, or which may be required to be disclosed under the General Corporation Law of the State of Delaware;

(e)	the name and address (as they appear on the corporation’s books, in the case of stockholders of record) of each Requisite Holder and the date of each such Requisite Holder’s signature (or authorized agent’s signature);

(f)	the class, if applicable, and the number of shares of the corporation’s stock that are owned of record or beneficially by each such Requisite Holder and documentary evidence of such record or beneficial ownership, and the number of any such owned shares of the corporation’s stock subject to Hedging Transactions and a representation that all other shares of the corporation’s stock owned by such Requisite Holder are not subject to Hedging Transactions;

(g)	a representation that one or more of the Requisite Holders intend to appear in person or by proxy at the special meeting of stockholders to propose the business to be conducted at the special meeting of stockholders;

(h)	if any Requisite Holder intends to solicit proxies with respect to any business to be conducted at the special meeting of stockholders, a representation to that effect;

(i)	if a purpose of the special meeting of stockholders is the election of one or more directors, all information that would be required to be included in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(j)	an undertaking by the Requisite Holders to notify the corporation in writing of a change in the information called for by clauses (b) and (f) as of the record date for such special meeting of stockholders, by notice received by the secretary in the same manner as the Special Meeting Request not later than the tenth day following such record date, and after the record date by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the special meeting date; and

(k)	an acknowledgement that any reduction in percentage stock ownership of the Requisite Holders below the 20% threshold following delivery of the Special Meeting Request to the secretary shall constitute a revocation of such Special Meeting Request.

In addition, the Requisite Holders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the corporation.

A Special Meeting Request shall not be valid (and thus the special meeting of stockholders requested pursuant to the Special Meeting Request will not be held) if (a) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (b) a Similar Item was presented at any meeting of stockholders held within 90 days prior to receipt by the corporation of such Special Meeting Request; (c) a Similar Item is included in the corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held; (d) the Special Meeting Request is received by the corporation during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the date of the current year’s annual meeting of stockholders; or (e) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act. For purposes of this paragraph, the date of delivery of the Special Meeting Request shall be the first date on which a valid Special Meeting Request in which Requisite Holders representing at least 20% of the outstanding shares of the corporation entitled to vote in accordance with this Section are participating has been delivered to the corporation.

Only matters that are stated in the Special Meeting Request shall be brought before and acted upon during the special meeting of stockholders called according to the Special Meeting Request; provided, however, that nothing herein shall prohibit the board of directors from submitting any matters to the stockholders at any special meeting of stockholders called by the stockholders pursuant to this Section. If a valid Special Meeting Request is received by the secretary subsequent to the receipt of another valid Special

Meeting Request and before the date of the corresponding special meeting of stockholders, all items of business contained in such Special Meeting Requests may be presented at one special meeting of stockholders. If two or more special meetings of the stockholders called pursuant to the request of stockholders pursuant to this Section have been held within the 12-month period before a Special Meeting Request is received by the secretary, the board of directors may in its discretion, determine not to call or hold such requested special meeting of stockholders.

Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the corporation at any time prior to the special meeting of stockholders; provided, however, the board of directors shall have the sole discretion to determine whether or not to proceed with the special meeting of stockholders following such written revocation. Additionally, a Requisite Holder whose signature (or authorized agent’s signature) appears on a Special Meeting Request may revoke such Requisite Holder’s participation in a Special Meeting Request at any time by written revocation delivered to the secretary in the same manner as the Special Meeting Request and if, following any such revocation, the remaining Requisite Holders participating in the Special Meeting Request do not represent at least 20% of the outstanding shares of the corporation entitled to vote in accordance with this Section, the Special Meeting Request shall be deemed revoked. Likewise, any reduction in percentage stock ownership of the Requisite Holders below the 20% threshold following delivery of the Special Meeting Request to the secretary shall be deemed to be revocation of the Special Meeting Request.

If none of the Requisite Holders appears or sends a representative to present the business or nomination submitted by the stockholders in the Special Meeting Request to be conducted at the special meeting of stockholders, the corporation need not ~~conduct~~present any such business or nomination for a vote at such special meeting of stockholders.

Section 6. Notice of Special Meeting. ~~Written~~Unless otherwise provided by law, the certificate of incorporation or these bylaws, written notice of a special meeting stating the place (if any), date and time of the meeting, the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting or in a duly executed waiver of notice of such meeting.

Section 7. Quorum; Adjournment of Meetings. Except as otherwise provided by law or the certificate of incorporation, the holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If a quorum shall not be present or represented at any meeting of stockholders, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy or the chairman of the meeting may adjourn the meeting until a quorum shall be present or represented. Except to the extent inconsistent with any rules and regulations for the conduct of any meeting of stockholders as adopted by the board of directors, the chairman of any meeting of stockholders shall have the right and authority to adjourn the meeting for any or no reason.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Required Vote. When a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote shall decide any question (other than the election of directors) brought before such meeting, unless the question is one upon which, by express provision of law, the certificate of incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. The vote required for the election of directors shall be as set forth in Section 1 of Article III herein.

Section 9. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock having voting power held by such stockholder. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as permitted by law. Such proxy must be filed with the secretary of the corporation or his or her representative or otherwise delivered telephonically or electronically as set forth in the applicable proxy statement, at or before the time of the meeting. No proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 10. Conduct of Meeting. The board of directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the board of directors ~~for the conduct of any meeting of stockholders~~, the chairman of any meeting of stockholders shall have the right and authority to convene and to recess or adjourn the meeting and to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) procedures requiring meeting attendees to provide the corporation advance notice of their intent to attend the meeting; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants.

Section 11. Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 12. Stockholder Business at Annual Meeting. At any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (a) pursuant to the corporation’s notice of meeting (or any supplement thereto)~~,~~; (b) by or at the direction of the board of directors~~,~~; or (c) by any stockholder who is entitled to vote at the meeting, who has complied with the notice procedures set forth in this Section and who was a stockholder of record at the time of giving such notice and at the time of the annual meeting (this clause (c) shall be the exclusive means for a stockholder to submit business other than director nominations or matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s notice of meeting).

For business other than a director nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary of the corporation not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting date is not within thirty days before or sixty days after such anniversary, notice must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Every such notice by a stockholder shall set forth:

(a)	the name and address of the stockholder who intends to make a business proposal and of the beneficial owner, if any, on whose behalf the proposal is made;

(b)	a representation that the stockholder is a holder of the corporation’s voting stock (indicating the class and number of shares owned beneficially or of record by the stockholder and by the beneficial owner) and intends to appear in person or by proxy at the meeting to propose such business specified in the notice;

(c)	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights and any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder or the beneficial owner with respect to any share of stock of the corporation (“Hedging Transactions”);

(d)	a representation that the stockholder will notify the corporation in writing of any Hedging Transactions in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

(e)	a representation whether the stockholder intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding shares required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of the proposal;

(f)	a description of the business desired to be brought before the annual meeting, including the complete text of any resolutions intended to be presented at the meeting and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment, the reasons for bringing up such matter at the meeting, any personal or other material interest of the stockholder or the beneficial owner in the matter, and all agreements, arrangements or understandings (whether written or oral) between the stockholder or the beneficial owner and any other person or persons (including their names) in connection with the proposal of such matter by the stockholder (“Stockholder Agreements”); and

(g)	a representation that the stockholder will notify the corporation in writing of any Stockholder Agreements in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Section 13. Nomination of Directors at Annual Meeting. Only persons who are nominated in accordance with the procedures set forth in this Section or in Section 14 of this Article II shall be eligible for election as directors at an annual meeting of stockholders. Nominations of persons for election to the board of directors of the corporation may be made at an annual meeting of stockholders: (a) by or at the direction of the board of directors; (b) by any stockholder who is entitled to vote at the meeting, who has complied with the notice procedures set forth in this Section and who was a stockholder of record at the time of giving such notice and at the time of the annual meeting; or (c) by any Nominating Stockholder (as defined in Section 14(a) of this Article II) whose Stockholder Nominee (as defined in Section 14(a) of this Article II) is included in the corporation’s proxy materials for the relevant annual meeting. Nominations by a stockholder pursuant to clause (b) shall be made pursuant to timely notice in writing to the secretary of the corporation in accordance with the provisions of Section 12 of this Article II. Every such notice by a stockholder shall set forth:

(a)	with respect to each person whom the stockholder proposes to nominate for election or reelection as a director, the name and address of each nominee and such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of the corporation; and

(b)	with respect to the stockholder giving the notice:

i.	the name and address of such stockholder and of the beneficial owner, if any, on whose behalf the nomination is made;

ii.	a representation that such stockholder is a holder of the corporation’s voting stock (indicating the class and number of shares owned beneficially or of record by the stockholder and by the beneficial owner) and intends to appear in person or by proxy at the meeting to make the nomination;

iii.	whether there are any Hedging Transactions;

iv.	a representation that the stockholder will notify the corporation in writing of any Hedging Transactions in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

v.	a representation whether such stockholder intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding shares required to elect the nominee(s) or otherwise to solicit proxies from stockholders in support of the nomination(s);

vi.	a description of all agreements, arrangements or understandings (whether written or oral) among such stockholder or the beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder (“Nomination Agreements”); and

vii.	a representation that the stockholder will notify the corporation in writing of any Nomination Agreements in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Section 14. Nominations of Directors Included in the Corporation’s Proxy Materials.

(a)

Inclusion of Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 14, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders (but not at any special meeting of stockholders): (i) the name of any person nominated for election as a director of the corporation (the “Stockholder Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders that, as determined by the board of directors or its designee acting in good faith, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Stockholder or group of

Eligible Stockholders being a “Nominating Stockholder”); (ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the board of directors (subject, without limitation, to Section 14(e)(ii) of this Article II, provided that such statement does not exceed 500 words); and (iv) any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.

(b)	Maximum Number of Stockholder Nominees.

i.	The corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting 20% of the total number of directors of the corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 14 (rounded down to the nearest whole number), but, in any event, not fewer than two (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees whose nominations are subsequently withdrawn; (2) Stockholder Nominees who the board of directors itself decides to nominate for election at such annual meeting; (3) the number of incumbent directors who had been Stockholder Nominees at the preceding annual meeting of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the board of directors; and (4) the number of director candidates for which the corporation shall have received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate a candidate for election to the board of directors at the annual meeting of stockholders pursuant to the advance notice requirements set forth in Section 13 of this Article II. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 14(d) of this Article II, but before the date of the annual meeting of stockholders, and the board of directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

ii.

If the number of Stockholder Nominees pursuant to this Section 14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the corporation’s voting stock that each Nominating Stockholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 14(d) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, then the corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other stockholder or Nominating Stockholder; and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.

(c)	Eligibility of Nominating Stockholder.

i.	An “Eligible Stockholder” is a person who has either (1) been a record holder of the shares of voting stock of the corporation used to satisfy the eligibility requirements in this Section 14(c) continuously for the three-year period specified in Section 14(c)(ii) or (2) provides to the secretary of the corporation, within the time period referred to in Section 14(d) of this Article II, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the board of directors or its designee, acting in good faith, determines acceptable.

ii.

An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the corporation’s voting stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of stockholders. The following shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide, together with the Nomination Notice, documentation satisfactory to the board of directors or its designee, acting in good faith, that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended). For the avoidance of doubt, in the event of a nomination by a Nominating Stockholder that includes more than one Eligible Stockholder, any and all requirements and obligations for a given Eligible Stockholder or, except as the context otherwise makes clear, the Nominating Stockholder that are set forth in this Section 14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Stockholders constituting the Nominating Stockholder. Should any Eligible Stockholder withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the remaining Eligible Stockholders. As used in this Section 14, any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.

iii.	The “Minimum Number” of shares of the corporation’s voting stock means 3% of the number of outstanding shares of voting stock of the corporation as of the most recent date for which such amount is given in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

iv.

For purposes of this Section 14, an Eligible Stockholder “owns” only those outstanding shares of the corporation’s voting stock as to which such Eligible Stockholder possesses both: (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (A) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (B) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates, other than any such arrangements solely involving an exchange listed multi-industry market index fund in which voting stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the

Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares provided that the Eligible Stockholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors or its designee acting in good faith. For purposes of this Section 14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

v.	No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, such Eligible Stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.

(d)	Nomination Notice. To nominate a Stockholder Nominee pursuant to this Section 14, the Nominating Stockholder must submit to the secretary of the corporation all of the following information and documents in a form that the board of directors or its designee, acting in good faith, determines acceptable (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the corporation ~~mailed~~commenced mailing its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):

i.

one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding three (3) years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;

ii.	an agreement to provide prompt notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;

iii.	a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

iv.	the written consent of each Stockholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a nominee;

v.

a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders): (1) the information that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 13 of this Article II; (2) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (3) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation; (4) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (5) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the board of directors; (6) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (7) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded (the “Stock Exchange Rules”); (8) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 14(c) of this Article II; (9) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 14(c) of this Article II through the date of the annual meeting; (10) details of any position of the Stockholder Nominee as an officer, director or stockholder of, or any material relationship of the Stockholder Nominee with, any competitor of the corporation (that is, any entity that provides services that compete with or are alternatives to the principal services provided by the corporation or its affiliates), within the three years preceding the submission of the Nomination Notice; (11) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the board of directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and (12) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all Eligible Stockholders in such group of one Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;

vi.

an executed agreement pursuant to which the Nominating Stockholder (including in the case of a group, each Eligible Stockholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Stockholders, in the case of a group of Eligible Stockholders) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to

comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under this Section 14; (5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any Eligible Stockholder included in a group) with the corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), to promptly notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Stockholder (including any Eligible Stockholder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 14(c), to promptly notify the corporation; and

vii.	an executed agreement by the Stockholder Nominee: (1) to provide to the corporation such other information, including completion of the corporation’s director nominee questionnaire, as the board of directors or its designee, acting in good faith, may request; (2) that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and any other corporation policies and guidelines applicable to directors; and (3) that the Stockholder Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the corporation that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, (B) any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice or (C) any Voting Commitment that could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as a director of the corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 14(d) shall be (i) provided with respect to and executed by each Eligible Stockholder in the group in the case of a Nominating Stockholder comprised of a group of Eligible Stockholders; and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (x) in the case of a Nominating Stockholder that is an entity and (y) in the case of a Nominating Stockholder that is a group that includes one or more Eligible Stockholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 14(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered in person to or, if sent by mail or courier service, received by the secretary of the corporation.

(e)	Exceptions.

i.

Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if: (1) the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders, the Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 14 or the Nominating Stockholder withdraws its nomination; (2) the board of directors or its designee, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with these bylaws or the certificate of incorporation or any applicable law, rule or regulation to which the corporation is subject, including the Stock Exchange Rules; (3) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 14 at one of the corporation’s two preceding annual meetings of stockholders and withdrew from or became ineligible or unavailable for election at such annual meeting; (4) the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission, ~~and~~or any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or (5) the corporation is notified, or the board of directors or its designee acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 14(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 14.

ii.	Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the board of directors or its designee in good faith determines that: (1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (3) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or (4) the inclusion of such information in the proxy statement would impose a material risk of liability upon the corporation.

The corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

Section 15. Additional Requirements for Stockholder Business or Stockholder Nominations at Annual Meeting. A stockholder seeking to make a nomination or bring any other business before an annual meeting pursuant to Section 12, 13 or 14 of this Article II, as applicable, shall promptly provide to the corporation any other information reasonably requested by the corporation. Notice of intent to make a nomination shall be accompanied by (a) the written consent of each nominee to serve as a director of the corporation if so elected, and (b) a statement whether such nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the board of directors in accordance with Section 1 of Article III herein.

Only such persons who are nominated in accordance with the procedures set forth in Section 13 or 14 and Section 15 of this Article II shall be eligible to be elected at an annual meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Sections 12 and 15 of this Article II.

Except as otherwise provided by law, the chairman of the meeting shall declare out of order and disregard any nomination or other business proposed to be brought before the meeting by a stockholder that has not been made in accordance with Section 12, 13 or 14 and Section 15 of this Article II. Notwithstanding the foregoing provisions of Sections 12, 13, 14 and 15 of this Article II, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

ARTICLE III. DIRECTORS

Section 1. Number, Election and Term of Directors. The number of directors which shall constitute the whole board shall be not more than fifteen, with the exact number to be determined from time to time by the board of directors. At each annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

A nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that at a contested election meeting, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section, a “contested election meeting” is any annual meeting of stockholders where the number of nominees for director, whether nominated by the board of directors or stockholders, exceeds the number of directors to be elected, provided that nominations by stockholders: (a) have been made in compliance with Section 13 or 14, as applicable, and Section 15 of Article II; and (b) have not been withdrawn (such that the number of nominees no longer exceeds the number of directors to be elected) on or prior to the tenth day preceding the date the corporation first gives notice of such meeting to the stockholders, as required by Section 3 of Article II herein.

The board of directors shall not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the board of directors. In addition, the board of directors shall not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the board, the same form of resignation.

If a director nominee fails to receive the required number of votes for reelection, the board of directors (excluding the director in question) shall, within 90 days after certification of the election results, decide whether to accept the director’s resignation. Absent a compelling reason for the director to remain on the board of directors, the board shall accept the resignation. The board of directors shall promptly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission.

Section 2. Newly Created Directorships and Vacancies. Vacancies and newly created directorships resulting from an increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, which may exercise all the powers of the corporation, subject to the restrictions imposed by law, the certificate of incorporation or these bylaws.

Section 4. Place of Meetings; Minutes. The board of directors may hold meetings, both regular and special, either within or without the State of Delaware, and shall cause minutes of its proceedings to be prepared and placed in the minute books of the corporation.

Section 5. Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall be determined by the board.

Section 6. Special Meetings. Special meetings of the board may be called by the chairman of the board ~~or the~~and chief executive officer upon notice to each director and shall be called by the chairman of the board~~,~~ and chief executive officer or secretary in like manner and on like notice on the written request of two or more directors. Neither the business to be transacted at, nor the purpose of, any special meeting of the board need be specified in the notice of such meeting.

Section 7. Quorum; Required Vote; Adjournment. At all meetings of the board a majority of the total number of directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law or the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Section 9. Board Committees. The board of directors may, by vote of a majority of the whole board, designate one or more committees, each committee to consist of one or more directors appointed by the board of directors. The number of committee members may be increased or decreased by the board of directors. Each committee member shall serve as such until the earliest of the expiration of his or her term as a director or his or her death or resignation or removal as a committee member or as a director. The board of directors shall have the power at any time to fill vacancies in, to change the membership of and to discharge any committee. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

Section 10. Committee Authority. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation as may be delegated to it by the board of directors, except to the extent expressly restricted by law, the certificate of incorporation or these bylaws. Each committee shall have such name as may be determined by the board of directors. Unless otherwise provided in the certificate of incorporation, these bylaws or a resolution of the board of directors, each committee may form and delegate authority to any subcommittee as it deems appropriate or advisable.

Section 11. Committee Procedure and Meetings. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors when requested. Unless the board of directors otherwise provides, each committee may determine its own rules and procedures for the conduct of its business. At every meeting of a board committee, 50% or more of the total number of members shall constitute a quorum and the act of a majority of the members present at such meeting shall be the act of the committee.

Section 12. Compensation. Directors and members of committees may receive such compensation for their services and such reimbursement for their expenses as the board of directors shall determine.

Section 13. Stockholder Rights Plans. Notwithstanding anything in these bylaws to the contrary, the board of directors may adopt a stockholder rights plan only if, prior to the adoption of the plan by the board of directors, at a meeting of stockholders at which a quorum is present, the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote have approved the adoption of the stockholder rights plan; provided, however, that the board of directors may adopt a stockholder rights plan without prior stockholder approval if the board (including a majority of the independent members of the board) determines, in the exercise of its fiduciary duties, that it would be in the best interests of the corporation and its stockholders to adopt the plan without such stockholder approval. Any stockholder rights plan so adopted by the board of directors without prior stockholder approval shall expire no later than one year following the date of its adoption unless the stockholder rights plan is ratified, at a meeting of stockholders at which a quorum is present, by the holders of a majority of the shares present in person or represented by proxy and entitled to vote. “Stockholder rights plan” refers in this Section to any stockholder rights plan or stockholder rights agreement generally referred to as a “poison pill” and designed to make acquisitions of large holdings of the corporation’s shares of stock more expensive.

ARTICLE IV. NOTICES

Section 1. Method. Whenever notice is required by law, the certificate of incorporation or these bylaws to be given to any director, committee member or stockholder, personal notice shall not be required and any such notice may be given in writing (a) by mail, postage prepaid, addressed to such director, committee member or stockholder at his or her address as it appears on the records of the corporation, or (b) by any other method permitted by law (including, but not limited to, overnight courier service, facsimile, electronic mail or other means of electronic transmission). Any notice given by mail shall be deemed to have been given when deposited in the United States mail as set forth above. Any notice given by overnight courier service shall be deemed to have been given when delivered to such service with all charges prepaid and addressed as set forth above.

Section 2. Waiver. Whenever notice is required by law, the certificate of incorporation or these bylaws to be given to any director, committee member or stockholder, a waiver thereof in writing signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders, the board of directors or a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the certificate of incorporation or these bylaws.

ARTICLE V. OFFICERS

Section 1. Titles; Election; Term of Office. The officers of the corporation shall be a president, secretary and such other officers as the board of directors may elect or appoint, including, without limitation, a chairman of the board, a chief executive officer, one or more vice presidents (with each vice president to have such descriptive title, if any, as the board of directors shall determine), a treasurer, one or more assistant secretaries and one or more assistant treasurers. Each officer shall hold office until his or her successor has been duly elected and qualified or, if earlier, until his or her death, resignation or removal. Any two or more offices may be held by the same person. Except for the chairman of the board, none of the officers need be a director of the corporation. The chairman of the board shall be the chief executive officer of the corporation, unless the board of directors designates a different officer as chief executive officer.

Section 2. Removal. The board of directors may remove any officer of the corporation with or without cause at any time. Election or appointment of an officer shall not of itself create contract rights.

Section 3. Vacancies. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

Section 4. Powers and Duties. Officers shall have such powers and duties in the management of the corporation as (a) are provided in these bylaws, (b) may be prescribed by the board of directors or by an officer authorized to do so by the board, and (c) generally pertain to their respective offices, subject to the control of the board of directors and any officer to whom they report. One officer shall have responsibility for keeping the minutes of all proceedings of the board of directors, board committees and stockholders in books provided for that purpose, and shall attend to the giving and service of all notices.

Section 5. Compensation. The compensation of officers shall be determined by the board of directors; provided, however, that, unless otherwise provided by law, the board of directors may delegate the power to determine the compensation of any officer (other than the officer to whom such power is delegated) to the independent members of the board, a committee of the board, the chairman of the board, the president or such other officers as may be designated by the board or a committee of the board.

ARTICLE VI. INDEMNIFICATION

Section 1. Rights to Indemnification and Advancement of Expenses. The corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (a) indemnify and hold harmless any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer or managing director (or its equivalent) of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees)

reasonably incurred by such Covered Person in connection therewith, and (b) pay the expenses (including attorneys’ fees) incurred by any such Covered Person in connection with any such Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a Covered Person in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should ultimately be determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise; provided, however, that, except as provided in Section 3 of this Article VI with respect to Proceedings seeking to enforce rights to indemnification or advancement of expenses, the corporation shall be required to indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the board of directors of the corporation.

Section 2. Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses, as conferred on any Covered Person by the provisions of this Article VI, shall not be deemed exclusive of any other rights to which such Covered Person may have or hereafter acquire under any law, provision of the certificate of incorporation, these bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.

Section 3. Claims. If a claim for indemnification under this Article VI (following final disposition of such Proceeding) is not paid in full within 60 days after the corporation has received a written claim by a Covered Person therefor, or if a claim for advancement of expenses under this Article VI is not paid in full within 30 days after the corporation has received a statement or statements by a Covered Person requesting such amounts be advanced along with any requisite undertaking, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expenses (including attorneys’ fees) of prosecuting such claim to the fullest extent permitted by law.

Section 4. Nature of Rights. The rights to indemnification and the advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a Covered Person who has ceased to be a ~~director, officer or managing director (or its equivalent)~~ Covered Person and shall inure to the benefit of the heirs, executors and administrators of such Covered Person. The provisions of this Article VI shall be deemed to be a contract between the corporation and each Covered Person at any time while this Article VI is in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.

ARTICLE VII. MISCELLANEOUS PROVISIONS

Section 1. Shares of Stock. The shares of stock of the corporation shall be represented by certificates or shall be uncertificated. The board of directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of stock of the corporation.

Section 2. Stock Certificates. Certificates for shares of stock of the corporation shall be in such form as shall be approved by the board of directors. The certificates shall be signed by ~~the chairman of the board or the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer~~any two authorized officers of the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock of the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except on production of such evidence of such loss, theft or destruction and on delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety as the board of directors or its designee may require.

Section 4. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix~~, in advance,~~ a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 5. Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 6. Dividends. The board of directors may declare, and the corporation may pay, dividends on the corporation’s outstanding shares of stock in the manner and upon the terms and conditions provided by law and the certificate of incorporation.

Section 7. Fiscal Year. The fiscal year of the corporation shall be fixed by the board of directors.

Section 8. Seal. The seal of the corporation shall be in such form as may from time to time be approved by the board of directors or by an officer authorized to do so by the board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 9. Resignations. Any director, committee member or officer may resign at any time upon notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect when such notice is given unless the notice specifies (a) a later effective date, or (b) an effective date determined upon the happening of an event or events, such as the failure to receive the required vote for reelection as a director and the acceptance of such resignation by the board of directors. Unless otherwise specified in the notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section.

Section 11. Invalid Provisions. If any provision of these bylaws is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the stockholders would not be materially and adversely affected thereby, such provision shall be fully separable, and these bylaws shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of these bylaws shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of these bylaws, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12. Headings. The headings used in these bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.

ARTICLE VIII. AMENDMENTS

Subject to the provisions of the certificate of incorporation of the corporation, these bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the stockholders or by the board of directors. Notwithstanding the foregoing and anything contained in these bylaws to the contrary, Sections 1 and 2 of Article III herein shall not be altered, amended or repealed for the purpose of dividing the board of directors into classes with staggered terms and no provision inconsistent therewith shall be adopted for such purpose without the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the first sentence of this Article VIII and anything contained in these bylaws to the contrary, Section 1 of Article III herein shall not be altered, amended or repealed for the purpose of changing to a plurality-voting standard for the election of directors and no provision inconsistent therewith shall be adopted for such purpose without the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these bylaws to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal either of the two preceding sentences of this Article VIII.